Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
Securities Purchase Agreement (this "Agreement"), dated January 23, 2018, by and between R1 RCM Inc., a Delaware corporation (the "Company"), and IHC Health Services, Inc., a Utah non-profit corporation (the "Investor").
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company desires to sell, and the Investor desires to purchase, shares of the Company's common stock, par value $0.01 per share (the "Common Stock");
WHEREAS, in connection with such purchase and sale, the Company and the Investor desire to make certain representations and warranties and enter into certain agreements as set forth herein; and
WHEREAS, in connection with such purchase and sale, the Company, the Investor and the other parties thereto (as applicable) will execute and deliver, among other things, (i) the Amended and Restated Registration Rights Agreement, dated as of January 23, 2018 (the "Registration Rights Agreement"), and (ii) a warrant agreement, dated as of January 23, 2018 (the "Warrant Agreement").
NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:
"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
"Board" shall mean the Board of Directors of the Company.
"Bylaws" shall have the meaning set forth in Section 4.1.
"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Chicago, Illinois.
"Certificate of Incorporation" shall have the meaning set forth in Section 4.1.
"Closing" shall have the meaning set forth in Section 3.
"Closing Date" shall have the meaning set forth in Section 3.
"Common Stock" shall have the meaning set forth in the recitals of this Agreement.

"Company" shall have the meaning set forth in the preamble of this Agreement.
"Company Stock Plans" shall mean, collectively, the Amended and Restated Stock Option Plan adopted February 22, 2006, the Second Amended and Restated 2010 Stock Incentive Plan and any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any of its Subsidiaries.
"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.
"Fraud" shall mean, with respect to the making of any representation or warranty set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, an act, committed by a party to this Agreement, with intent to deceive the other party to this Agreement, or to induce the other party to enter into this Agreement and requires (i) a false representation of material fact made in this Agreement; (ii) knowledge that such representation is false; (iii) an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.
"Fundamental Reps" shall have the meaning set forth in Section 7.3.
"Governance Committee" shall have the meaning set forth in Section 6.5.
"Governmental Authority" shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.
"Indebtedness" of any Person shall mean any (i) indebtedness for borrowed money of such Person, (ii) indebtedness of such Person evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, and (iii) guarantee by such Person of any such indebtedness, obligations or debt securities of a type described in clauses (i) and (ii) above of any other Person.
"Independent" shall mean as defined in the listing standards of the Nasdaq Capital Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law.
"Investor" shall have the meaning set forth in the preamble of this Agreement.
"Investor Designee" shall have the meaning set forth in Section 6.5.
"Knowledge" of the Company shall mean the actual knowledge, as of the date of this Agreement, of Joseph Flanagan, Christopher Ricaurte and Sean Radcliffe after reasonable inquiry of their respective direct reports.

"Laws" shall mean any federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, determination, judgment or other legal requirement.
"Lien" shall mean, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.
"Material Adverse Effect" shall mean any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and its Subsidiaries taken as a whole.
"Nominee Disclosure Information" shall have the meaning set forth in Section 6.5.
"Ownership Threshold" shall mean, as of any date, the Investor holding in aggregate at least 80% of the shares of Common Stock issued or issuable to the Investor on the date hereof (calculated assuming full exercise of the Warrant).
"Permitted Transfers" shall have the meaning set forth in Section 6.6.
"Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.
"Purchase Price" shall have the meaning set forth in Section 2.
"Registration Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.
"Sale Transaction" shall have the meaning set forth in Section 6.6.
"SEC" shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.
"SEC Reports" shall have the meaning set forth in Section 4.
"Securities" shall have the meaning set forth in Section 5.1(a).
"Securities Act" shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.
"Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.
"TowerBrook" shall have the meaning set forth in Section 6.6.
"TCP-ASC" shall mean TCP-ASC ACHI Series LLLP, a limited liability limited partnership.
"TCP-ASC Investor Rights Agreement" shall mean that certain Investor Rights Agreement, dated as of February 16, 2016, by and among the Company, TCP-ASC and the other parties thereto.
"TCP-ASC Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of December 7, 2015, by and among the Company, TCP-ASC and Ascension Health Alliance d/b/a Ascension.
"TCP-ASC Warrant Agreement" shall mean that certain Warrant, dated as of February 16, 2016, by and between the Company and TCP-ASC.
"Voting Securities" shall have the meaning set forth in Section 6.8.
"Warrant Agreement" shall have the meaning set forth in the recitals of this Agreement.
"Warrant" shall have the meaning set forth in Section 2.
2.    Purchase and Sale of the Common Stock; Warrant. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investor will purchase from the Company, and the Company will issue, sell and deliver to the Investor (i) 4,665,594 shares of Common Stock, at a purchase price of $4.2867 per share and (ii) a warrant to acquire up to 1,500,000 shares of Common Stock in accordance with the terms and conditions of the Warrant Agreement, for an aggregate purchase price of $20,000,000 (the "Purchase Price"), to be paid in full in cash to the Company on the Closing Date. The warrant to be issued by the Company to the Investor pursuant to the Warrant Agreement is referred to as the "Warrant."
3.    Closing. The consummation of the purchase and sale of the Common Stock and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 on the date hereof (the "Closing Date"). At the Closing, the Company shall deliver to the Investor the book-entry interest representing that number of shares of Common Stock set forth in Section 2 in exchange for payment of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date.
4.    Representations and Warranties of the Company. The Company represents and warrants to the Investor as of the date of this Agreement that, except, other than with respect to the Fundamental Reps, as otherwise disclosed or incorporated by reference in any registration statements, reports, schedules, forms, prospectuses, proxy statements and other documents filed with or furnished to the SEC on or after January 1, 2017 (other than any disclosure under the headings "Risk Factors," "Forward Looking Statements" or any similar precautionary, predictive or forward-looking sections included therein) and before the date of this Agreement (all such reports covered by this clause (i) collectively, the "SEC Reports");
4.1    Organization; Good Standing and Qualification. The Company and each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and accurate copies of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws"), each as in effect as of the date of this Agreement, have been made available to the Investor.
4.2    Authorization; Enforceable Agreement.
(a)    All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, and delivery of this Agreement, the Registration Rights Agreement and the Warrant Agreement, the performance of all obligations of the Company under this Agreement, the Registration Rights Agreement and the Warrant Agreement, and the authorization, issuance (or reservation for issuance), sale and delivery of (i) the Common Stock being issued hereunder, (ii) the Warrant, and (iii) the Common Stock issuable upon exercise of the Warrant has been, or will be, taken, and this Agreement, the Registration Rights Agreement and the Warrant Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investor, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and by general equitable principles.
(b)    On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approving this Agreement, the Registration Rights Agreement, the Warrant Agreement and the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrant Agreement and (iii) declaring this Agreement and the issuance and sale of the Common Stock and the Warrant advisable.
4.3    Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which if adversely determined, would reasonably be expected to have, a Material Adverse Effect.
4.4    Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Common Stock or the Warrant (or the Common Stock issuable upon exercise of the Warrant) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement. Assuming that the representations of the Investor set forth in Section 5 are true and correct, the offer, sale, and issuance of the Common Stock and the Warrant in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
4.5    Valid Issuance of Common Stock. The Common Stock being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws. The sale of the Common Stock is not subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company's Certificate of Incorporation, Bylaws or any other agreement.
4.6    Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which 104,470,501 were issued and outstanding as of the close of business on December, 31, 2017 (including 2,413,030 shares of restricted stock), and 370,000 shares of preferred stock, par value $0.01, of which 227,483 were issued and outstanding as of the close of business on December 31, 2017. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise of the Warrants pursuant to the Warrant Agreement. As of January 19, 2018 (x) options to purchase an aggregate of 17,985,546 shares of Common Stock are outstanding under the Company Stock Plans, (y) 2,413,030 shares of restricted stock are outstanding under the Company Stock Plans and (z) 6,007,760 restricted stock units are outstanding under the Company Stock Plans. As of the date of this Agreement, there are 29,292,285 shares of Common Stock reserved for issuance under the Company Stock Plans. Other than as provided in this Agreement, the Registration Rights Agreement, the TCP-ASC Investor Rights Agreement, the Warrant Agreement, the TCP-ASC Securities Purchase Agreement and the TCP-ASC Warrant Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as otherwise provided in the

Warrant Agreement and the TCP-ASC Warrant Agreement, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The rights, preferences, privileges, and restrictions of the Common Stock are as stated in the Certificate of Incorporation.
4.7    Compliance with Other Instruments. The Company is not in violation or default of any provision of the Certificate of Incorporation or the Bylaws. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement and the Warrant Agreement, and the issuance and sale of the Warrant and Common Stock, will not (i) result in any default or violation of the Certificate of Incorporation or the Bylaws, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.8    Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of any applicable Laws of any Governmental Authority, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.9    No Material Adverse Effect. Since September 30, 2017, no event or circumstance has occurred that, individually or in the aggregate, has had (and continues to have) or would reasonably be expected to have a Material Adverse Effect.
4.10    Reports.
(a)    The SEC Reports, when they became effective or were filed with the SEC, or in the case of amendments thereto, as of the last such amendment, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. Except to the extent that any information in any SEC Report has been revised or superseded by an SEC Report filed prior to the date hereof, none of the SEC Reports as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) the rules and regulations of the SEC thereunder, in each case as in effect at such time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
5.    Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of this Agreement that:
5.1    Private Placement.
(a)    The Investor is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the issuance and sale of the Common Stock pursuant to this Agreement and the Warrant issued pursuant to the Warrant Agreement (collectively, the "Securities") are being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.
(b)    The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.
(c)    The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):
"THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH

REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JANUARY 23, 2018, AMONG R1 RCM INC. AND IHC HEALTH SERVICES, INC."
(d)    The Investor: (i) is able to fend for itself in the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.
(e)    The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company's public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investor to rely on such representations and warranties.
(f)    The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
(g)    Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the SEC Reports), the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investor in connection with the transactions contemplated by this Agreement.

5.2    Organization. The Investor is duly organized, validly existing and in good standing under the laws of the state of Utah.
5.3    Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the purchase of the Common Stock (and the Common Stock issuable upon exercise of the Warrant) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.
5.4    Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into this Agreement, the Registration Rights Agreement and the Warrant Agreement and to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrant Agreement. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrant Agreement have been duly authorized by all necessary action on the part of the Investor, and this Agreement has been, and each of the Registration Rights Agreement and the Warrant Agreement will at or prior to the Closing be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Warrant Agreement by the Company, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms.
5.5    No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement and the Warrant Agreement, and the issuance and sale of the Common Stock and Warrant will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement.
5.6    Financial Capability. The Investor currently has the funds necessary to purchase the Common Stock at Closing on the terms and conditions contemplated by this Agreement.
6.    Covenants. The Company and the Investor hereby covenant and agree, for the benefit of the other party to this Agreement and its permitted assigns, as follows:

6.1    Reservation of Common Stock. For as long as the Warrant remains outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or share of Common Stock held in treasury by the Company, the full number of shares of Common Stock then issuable upon exercise of the Warrant (after giving effect to all anti-dilution adjustments). All shares of Common Stock delivered upon exercise of the Warrant shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.
6.2    Transfer Taxes. The Investor shall pay any and all documentary, stamp or similar issue or transfer tax due on the issuance of the Common Stock.
6.3    Public Disclosure. On the date of this Agreement, the Company shall issue a press release in a form mutually agreed to by the Company and the Investor. No other written release, announcement or filing concerning the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrant Agreement shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any SEC Report so long as the other party is provided a reasonable opportunity to review such disclosure in advance.
6.4    Co-Investment. For the period beginning on the date hereof and ending on the date upon which the Investor has purchased an aggregate of $40,000,000 of equity securities or debt securities of the Company pursuant to this Section 6.3, and so long as the Ownership Threshold is met, if the Company sells equity securities (other than pursuant to the exercise of a warrant pursuant to the TCP-ASC Warrant Agreement or pursuant to any other warrant agreement so long as the warrant issuance complied with the terms of this Section 6.3) or debt securities of the Company to TCP-ASC or any Affiliate of TCP-ASC, Towerbrook or Ascension Health (such issuance and sale, a "Subsequent TCP-ASC Investment"), the Company shall offer to sell to the Investor the number of equity securities or debt securities of the Company, as applicable, equal to ten percent (10%) of the Subsequent TCP-ASC Investment. For the avoidance of doubt, in no event shall the Investor be entitled to purchase more than $40,000,000 of equity securities and/or debt securities of the Company pursuant to this Section 6.3. The Investor shall be entitled to purchase such equity securities or debt securities, as applicable, at substantially the same price and on substantially the same terms as the Subsequent TCP-ASC Investment. The purchase price for all securities offered to the Investor shall be payable in the same form as paid by TCP-ASC. In order to exercise its purchase rights hereunder, the Investor must within ten (10) Business Days after receipt of written notice from the Company describing in reasonable detail the securities being offered, the purchase price thereof and the payment terms, deliver a written notice to the Company describing the Investor's election hereunder. Upon the expiration of such election period, the offer to sell such securities to the Investor shall terminate.

6.5    Further Assurances. Each of the Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement the Registration Rights Agreement and the Warrant Agreement.
6.6    Board Nomination Right.
(a)    For so long as the Ownership Threshold is met, the Investor shall be entitled to nominate one individual to the Board, who shall be either the Chief Executive Officer or Chief Financial Officer of the Investor or an individual who is "independent" as defined in the listing standards of the Nasdaq Capital Market (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law (the "Investor Designee"). As soon as practicable after the date of this Agreement, but no later than April 30, 2018, the Company shall take all corporate action necessary to increase the size of its Board of Directors by one director and appoint the Investor Designee to fill the resulting vacancy. Thereafter, the Company shall, at any annual or special meeting of shareholders of the Company at which directors are to be elected, subject to the fulfillment of the requirements set forth in Section 6.5(b), nominate the Investor Designee for election to the Board and use all commercially reasonable efforts to cause the Investor Designee to be elected as a director of the Board.
(b)    Any Investor Designee who is not the Chief Executive Officer or Chief Financial Officer of the Investor shall be reasonably acceptable to the Board's Nominating and Corporate Governance Committee (the "Governance Committee"). The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company's corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines as in effect from time to time. The Investor shall notify the Company of any proposed Investor Designee in writing no later than the latest date on which shareholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the "Nominee Disclosure Information"); provided, further that in the event the Investor fails to provide any such notice, the Investor Designee shall be the person then serving as the Investor Designee as long as the Investor provides the Nominee Disclosure Information to the Company promptly upon request by the Company.
(c)    In the event of the death, disability, resignation or removal of the Investor Designee, the Board will promptly elect to the Board a replacement director designated by the Investor, subject to the fulfillment of the requirements set forth in Section 6.5(b), to fill the resulting vacancy, and such individual shall then be deemed the Investor Designee for all purposes under this Agreement.

(d)    After the date hereof, and subject to applicable law and the listing standards of the Nasdaq Capital Market (or other United States national securities exchange that the Common Stock is listed upon, if any), the Company will offer the Investor Designee an opportunity to, at Investor's option, either sit on each regular committee of the Board or attend (but not vote) at the meetings of such committee as an observer. If the Investor Designee fails to satisfy the applicable qualifications under law or stock exchange listing standard to sit on any committee of the Board, then the Board shall offer the Investor Designee the opportunity to attend (but not vote) at the meetings of such committee as an observer.
(e)    Any Investor Designee who is Independent will be entitled to receive similar compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as directors as the other Independent directors of the Company. Any Investor Designee who is not Independent will be entitled to receive similar reimbursement (including of travel expenses), indemnification and insurance coverage for his or her service as directors as the other directors of the Company designated pursuant to the TCP-ASC Investor Rights Agreement who are not Independent. For so long as the Company maintains directors and officers liability insurance, the Company shall include the Investor Designee as an "insured" for all purposes under such insurance policy for so long as the Investor Designee is a director of the Company and for the same period as for other former directors of the Company when the Investor Designee ceases to be a director of the Company.
6.7    Restrictions on Transfer.
(a)    Prior to January 23, 2021, the Investor may not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of the Warrant or any shares of Common Stock (or any direct or indirect interest therein) to any Person without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion) other than any Permitted Transfer. Any purported transfer which is not in accordance with the terms and conditions of this Section 6.6 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action. Notwithstanding the foregoing, if at any time after January 23, 2019, TCP-ASC (or any Affiliate of TowerBrook Capital Partners L.P. ("TowerBrook") or Ascension Health who directly or indirectly received equity securities of the Company from TCP-ASC through an in-kind distribution) effects a sale to any Person who is not an Investor Affiliate (as defined in the TCP-ASC Investor Rights Agreement)  of any of the equity securities of the Company it beneficially owns (a "Sale Transaction"), then the Investor shall be granted an early release from its obligations pursuant to this Section 6.6(a) with respect to a number of shares of Common Stock equal to the product of (1) the aggregate number of shares of Common Stock beneficially owned by Investor immediately prior to such Sale Transaction (calculated on an as-converted and as-exercised into Common Stock basis) multiplied by (2) a fraction, the numerator of which is the aggregate number of shares of Common Stock beneficially being sold by TCP-ASC (or such Affiliate of TowerBrook or Ascension Health) in such Sale

Transaction (calculated on an as-converted and as-exercised into Common Stock basis) and the denominator of which is the total number of shares of Common Stock beneficially held by TCP-ASC and any Affiliate of TowerBrook or Ascension Health who received equity securities of the Company from TCP-ASC through an in-kind distribution (calculated on an as-converted and as-exercised into Common Stock basis) immediately prior to such Sale Transaction. If one or more Sale Transactions occur prior to January 23, 2019 (collectively, the "Pre-Trigger Date Sale Transactions"), then effective as of January 24, 2019, the Investor shall be granted an early release from its obligations pursuant to this Section 6.6(a) with respect to a number of shares of Common Stock equal to the product of (1) the aggregate number of shares of Common Stock beneficially owned by Investor immediately prior to the initial Pre-Trigger Date Sale Transaction (calculated on an as-converted and as-exercised into Common Stock basis) multiplied by (2) a fraction, the numerator of which is the aggregate number of shares of Common Stock beneficially sold by TCP-ASC (or such Affiliate of TowerBrook or Ascension Health) in all Pre-Trigger Sale Transactions (calculated on an as-converted and as-exercised into Common Stock basis) and the denominator of which is the largest total number of shares of Common Stock beneficially held by TCP-ASC and any Affiliate of TowerBrook or Ascension Health who received equity securities of the Company from TCP-ASC through an in-kind distribution (calculated on an as-converted and as-exercised into Common Stock basis) at any time during the period beginning on the date hereof and ending January 23, 2019.
(b)    The Investor may not at any time directly or knowingly indirectly (without any duty of investigation) transfer any shares of Common Stock (including any shares of Common Stock issuable upon the exercise of the Warrant) to any Competitor of the Company without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion), other than in connection with any Reorganization Event (as defined in the Company's Certificate of Designations for its Series A Preferred Stock). For purposes of this Section 6.6(b) "Competitor" shall mean (i) any Person that (x) sells (A) hospital or medical professional group revenue cycle management services or software or (B) physician advisory services and (y) such sales represent greater than 50% of the total annual sales, for the most recent completed fiscal year, of such Person and its direct and indirect subsidiaries taken as a whole and (ii) any Person that has direct or indirect majority voting control of any Person identified in the preceding clause (i).
(c)    Permitted Transfers. The following transfers ("Permitted Transfers") shall be permitted without the Company's consent:

(i)	to an Affiliate of Investor who executes a written joinder agreement pursuant to which such Affiliate agrees to be bound by the terms of this Agreement,

(ii)	in a Reorganization Event (as defined in the Company's Certificate of Designations for its Series A Preferred Stock), or

(iii)	pursuant to an effective registration statement in accordance with and subject to the terms and conditions set forth in the Registration Rights Agreement.

6.8    Standstill Restrictions.
(a)    Until the time when the Investor owns less than 2% of the Company's outstanding Common Stock on a fully-diluted basis and calculated assuming full exercise of the Warrant, neither the Investor nor any Affiliate of the Investor shall (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, other than the shares of Common Stock issued pursuant to this Agreement or the Common Stock acquired upon exercise of the Warrant or as otherwise would not increase the Investor's beneficial ownership of the Company's Common Stock by greater than 1% on an as-converted basis, (ii) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 6.7, or seek a release of such restrictions, (iii) deposit any Common Stock in a voting trust or similar arrangement or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock to any person not affiliated with the Investor or Company management; (iv) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of Subsidiary of the Company, (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any Subsidiary of the Company except for any group constituting solely of the Investor and any Affiliate of Investor, (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board (including, without limitation, voting for any directors not nominated by the Board), except as otherwise provided in Section 6.5, (vii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (viii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (ix) make, or take, any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of the Investor to take an action that would be prohibited by the foregoing; provided, however, that the foregoing shall not restrict the Investor from complying with applicable law or the ability of the Investor Designee from exercising his or her fiduciary duties or powers as directors.
(b)    Notwithstanding the foregoing, for so long as the restrictions in Section 6.7(a) apply, if the Board decides to engage in a process that could give rise to a change of control of the Company, the Company shall invite the Investor to participate in such process on the terms and conditions generally made available to the other participants in such process; provided, however, that in the event the Investor participates in such process, the Investor Designee shall recuse himself or herself from voting on, or otherwise receiving any confidential information regarding, matters in connection with the process; provided, further, however, that, following the termination of the Investor's participation in any process, the Investor's right to vote on, and receive confidential information about, the process shall be reinstated. In addition, if requested by the Board, the Investor may submit a confidential private acquisition proposal to the Board and respond to any related inquiries from the Board, provided that any such proposal shall be conditioned on approval of the Board.

6.9    Voting Agreement.
(a)    For so long as the Investor Designee is on the Board, the Investor will cause all of its shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the "Voting Securities"), to be voted (i) in favor of any nominee or director nominated by the Governance Committee and (ii) against the removal of any director nominated by the Governance Committee.
(b)    The provisions of this Section 6.8 shall not be binding upon the successors in interest to any of the Voting Securities other than any Affiliates of Investor.
7.    Miscellaneous.
7.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
7.2    Jurisdiction; Enforcement. Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, solely if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 7.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.3    Survival. The representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.6 and Section 4.7 (the "Fundamental Reps"), and the representations and warranties of the Investor set forth in Section 5.2, Section 5.3, Section 5.4 and Section 5.5, shall survive the Closing and shall terminate on the date that is three (3) years after the Closing Date, it being the express intent of the parties hereto to extend the applicable statute of limitations under Delaware Law with respect to claims relating to a breach of such representations and warranties to such date. All other representations and warranties in this Agreement shall expire at the Closing and have no further force and effect. Notwithstanding the foregoing or anything else in this Agreement to the contrary, claims for Fraud shall survive the Closing until the expiration of the applicable statute of limitations. Notwithstanding anything herein to the contrary, the maximum aggregate liability of any party hereto for monetary damages or otherwise in connection with this Agreement shall be limited to $20,000,000.
7.4    Indemnification.
(a)    From and after the Closing, the Company shall defend, protect, indemnify and hold harmless the Investor, its Affiliates and its and their respective stockholders, partners, members, officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to any breach of any Fundamental Rep.
(b)    Following the Closing, the indemnification provided by Section 7.4(a) shall be the sole and exclusive remedy for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Indemnitees with respect to any misrepresentation or inaccuracy in, or breach of, any Fundamental Rep.
7.5    Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company.
7.6    No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.
7.7    No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investor or the Company shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party's entry into this Agreement.

7.8    Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the Registration Rights Agreement and the Warrant Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
7.9    Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, email (with delivery receipt) or messenger as follows:

if to the Company:	R1 RCM Inc. 401 North Michigan Ave., Suite 2700 Chicago, IL 60611 Attention: General Counsel Email: legal@r1rcm.com with a copy to:
Kirkland & Ellis LLP
300 N LaSalle
Chicago, IL 60654
Attention: Richard W. Porter, P.C.
                  Robert M. Hayward, P.C.
Maggie D. Flores

Email: richard.porter@kirkland.com; robert.hayward@kirkland.com; maggie.flores@kirkland.com

if to the Investor:	IHC Health Services, Inc. 36 South State Street, 23rd Floor Salt Lake City, Utah 84111 Attention: Jacque Millard Email: investments@imail.org
with a copy to:	IHC Health Services, Inc. 36 South State Street, 22nd Floor Salt Lake City, Utah 84111 Attention: General Counsel Email:
or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.
7.10    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
7.11    Expenses. The Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.
7.12    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
7.13    Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.
7.14    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
7.15    Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
7.16    No Additional Representations. Except for the representations and warranties contained in Section 4, the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to the Investor in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Investor or any other Person resulting from the distribution to the Investor, or the Investor's use of, any such information, including any information, documents, projections, forecasts or other material made available to the Investor in certain "data rooms" or management presentations in expectation of the transactions contemplated hereby, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 4.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.
R1 RCM INC.
By: /s/ Joseph Flanagan
Name: Joseph Flanagan
Title: President & CEO

IHC HEALTH SERVICES, INC.
By: /s/ Gregory M. Johnson
Name: Gregory M. Johnson
Title: Vice President, Finance

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT